As filed with the Securities and Exchange Commission on April 7, 2020

Registration No. 333-225958

Registration No. 333-230585

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-225958

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-230585

UNDER THE SECURITIES ACT OF 1933

FORTY SEVEN, INC.

(Exact name of Registrant as specified in its charter)

Delaware	47-4065674
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

1490 O’Brien Drive, Suite A Menlo Park, California	94025
(Address of Principal Executive Offices)	(Zip Code)

Forty Seven, Inc. 2015 Equity Incentive Plan

Forty Seven, Inc. 2018 Equity Incentive Plan

Forty Seven, Inc. 2018 Employee Stock Purchase Plan

(Full title of plan)

Brett A. Pletcher, Esq.
Secretary

Forty Seven, Inc.

c/o Gilead Sciences, Inc.

333 Lakeside Drive

Foster City, CA 94404

650-574-3000

(Name, address and telephone number of agent for service)

Copies to:

Stephen F. Arcano	Graham Robinson
Skadden, Arps, Slate, Meagher & Flom LLP	Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West	500 Boylston Street
New York, NY 10001	Boston, MA 02116
(212) 735-3542	(617) 573-4850

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

Explanatory Note

DEREGISTRATION OF SECURITIES

These post-effective amendments relate to the following Registration Statements of Forty Seven, Inc. (the “Company”) on Form S-8 (collectively, the “Registration Statements”):

•                  Registration Statement on Form S-8 (File No. 333-225958), registering 6,813,968 shares of common stock of the Company, par value $0.0001 per share (“Common Stock”), filed with the Securities and Exchange Commission on June 28, 2018; and

•                  Registration Statement on Form S-8 (File No. 333-230585), registering 1,864,749 shares of Common Stock, filed with the Securities and Exchange Commission on March 28, 2019.

On April 7, 2020, pursuant to that certain Agreement and Plan of Merger, dated as of March 1, 2020, by and among the Company, Gilead Sciences, Inc., a Delaware corporation (“Parent”), and Toro Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Purchaser”), Purchaser merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”).

As a result of the Merger, by filing these post-effective amendments, the Company has terminated any and all offerings of its securities pursuant to the Registration Statements.  Accordingly, the Company hereby terminates the effectiveness of each Registration Statement and removes from registration any and all securities of the Company registered but unsold under the Registration Statements as of the date hereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these post-effective amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Foster City, State of California, on April 7, 2020.

FORTY SEVEN, INC.

By:	/s/ Brett A. Pletcher
	Name:	Brett A. Pletcher
	Title:	Secretary and Director

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.